July 16, 2021

Litman Gregory Funds Trust

1676 N. California Blvd., Suite 500

Walnut Creek, California 94596

Re:	iM Dolan McEniry Corporate Bond Fund, iM DBi Managed Futures Strategy ETF and iM DBi Hedge Strategy ETF

Ladies and Gentlemen:

We have acted as counsel to Litman Gregory Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the Trust’s Registration Statement on Form N-14 expected to be filed with the Securities and Exchange Commission on or about July 16, 2021 (the “Registration Statement”), with respect to (i) the Institutional Class and Investor Class shares of the iM Dolan McEniry Corporate Bond Fund, a newly created series of the Trust (the “Acquiring Corporate Bond Fund”), to be issued in exchange for the assets of the iM Dolan McEniry Corporate Bond Fund (the “Target Corporate Bond Fund”), a series of Manager Directed Portfolios (the “Target Trust”); (ii) the shares of the iM DBi Managed Futures Strategy ETF, a newly created series of the Trust (the “Acquiring Managed Futures Strategy”), to be issued in exchange for the assets of the iM DBi Managed Futures Strategy ETF, a series of the Target Trust (the “Target Managed Futures Strategy”); and (iii) the shares of the iM DBi Hedge Strategy ETF, a newly created series of the Trust (the “Acquiring Hedge Strategy” and, collectively with the Acquiring Corporate Bond Fund and Acquiring Managed Futures Strategy, the “Acquiring Funds”), to be issued in exchange for the assets of the iM DBi Hedge Strategy ETF, a series of the Target Trust (the “Target Hedge Strategy” and, collectively with the Target Corporate Bond Fund and Target Managed Futures Strategy, the “Target Funds”), as described in the Registration Statement (each, a “Reorganization,” and together, the “Reorganizations.”) The shares to be issued in each Reorganization are collectively referred to herein as the “Shares”. We are delivering this opinion in connection with the Trust’s filing of the Registration Statement.

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, trust records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Registration Statement;

(ii)

the Trust’s Agreement and Declaration of Trust dated August 1, 1996, as amended, and the Third Amended and Restated By-Laws of the Trust, each as presently in effect as certified by the Chief Compliance Officer of the Trust as of the date hereof (together, the “Charter Documents”);

(iii)	a certificate of the Secretary of State of the State of Delaware as to the good standing of the Trust under the laws of the State of Delaware as of July 14, 2021 (the “Good Standing Certificate”);

(iv)

resolutions adopted by the Trust’s Board of Trustees on June 1, 2021 with respect to the approval of the Plan (as defined below), including the issuance of the Shares pursuant to the Plan, certified by the Chief Compliance Officer of the Trust;

(v)	a Form of Agreement and Plan of Reorganization to be entered into between the Target Trust, with respect to each Target Fund, and the Trust, with respect to each Acquiring Fund (the “Plan”); and

(vi)	an officer’s certificate, dated as of the date hereof, of the Chief Compliance Officer of the Trust.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization by the Trust); (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, trust records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, trust records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, trust records, certificates and other instruments were authentic and complete; (v) the legal capacity and authority of all individuals executing documents; (vi) that all agreements, instruments and other documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such documents have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers, trustees and representatives of the Trust and other persons on which we have relied for the purposes of this opinion letter are true and correct, and that there has not been any change in the good standing status of the Trust from that reported in the Good Standing Certificate; and (viii) that the officers and trustees of the Trust have properly exercised their fiduciary duties. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers, trustees, managers and representatives of the Trust and of public officials, and upon the representations, warranties and covenants contained in the Plan.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinion:

1.      The Shares are duly authorized and, upon issuance and delivery of the Shares and receipt by each Acquiring Fund of payment of the purchase price therefor in accordance with the Registration Statement and the Plan, the Shares will be validly issued, fully paid and nonassessable by the Trust.

The opinion expressed herein is subject to the following exceptions, qualifications and limitations:

A.         We express no opinion with respect to any of the following: (i) anti-fraud laws; (ii) federal or state securities laws; (iii) tax laws; (iv) pension or employee benefit laws; (v) antitrust, trade regulation or unfair competition laws; (vi) statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or other political subdivisions, or any foreign law, rule or regulation; (vii) environmental laws; (viii) laws relating to proprietary information or intellectual property; (ix) labor or employment laws; (x) bankruptcy, insolvency, fraudulent transfer or similar laws affecting creditors’ rights generally; (xi) usury laws; (xii) margin regulations; or (xiii) the rules and regulations of Financial Industry Regulatory Authority Inc. or any stock exchange or stock market. The laws described in this paragraph A are referred to herein from time to time as the “Excluded Laws.”

B.  Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein (including, without limitation, qualification paragraph A with respect to Excluded Laws), we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (i) to the extent set forth in our opinion above, our review of Chapter 38 of Title 12 of the Delaware Code (based solely upon our review of a standard compilation thereof and without regard to any regulations promulgated thereunder or any judicial or administrative interpretations thereof), and (ii) the federal laws of the United States.    This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

This opinion letter is rendered solely to you in connection with the filing of the Registration Statement. This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person or entity (including, without limitation, any person that acquires the Shares) without our express prior written consent, which may be granted or withheld in our sole discretion. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other Person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to (i) the reference to our firm as Legal Counsel in the Registration Statement, and (ii) the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP

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